UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2013

Kraig Biocraft Laboratories, Inc.
(Exact name of Registrant as specified in charter)

Wyoming	333-146316	83-0459707
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

120 N. Washington Square, Suite 805, Lansing, Michigan	48933
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (517) 336-0807

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.03   Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective November 15, 2013, Kraig Biocraft Laboratories, Inc., a Wyoming corporation (the “Company”) amended its Articles of Incorporation to add:

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a new Article 9 to read as follows: “Article 9. Any public notice or notice to the shareholders, including notice of meetings of the shareholders and notices which are permitted or required by law to shareholders, may be made by publication on the Company’s website, or by other electronic means, to the extent that such means of publication are allowed by applicable law.”

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a new Article 10 to read as follows: “Article 10.  Any action permitted to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.”

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a new Article 11 to read as follows: “Article 11. The Board of Directors is expressly authorized at any time, and from time to time, to (x) classify any unissued shares in one or more classes or in one or more series within a class, (y) reclassify any unissued shares of any class into one (1) or more classes or into one (1) or more series within one (1) or more classes, or (z) reclassify any unissued shares of any series of any class into one (1) or more classes or into one (1) or more series within a class; with such voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto.”

The foregoing description of the Articles of Amendment is qualified in its entirety by the text of the amendment annexed hereto as Exhibit 3.1.

Item 9.01    Financial Statements and Exhibits.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description

3.1	Articles of Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraig Biocraft Laboratories, Inc.

Dated: November 22, 2013	By:	/s/ Kim Thompson
Name: Kim Thompson
Title: Chief Executive Officer